Exhibit 99.1

News Release

MMC REPORTS THIRD QUARTER 2007 RESULTS

Consolidated Revenue Increases 10 Percent to $2.8 Billion

Significant Gain on Sale of Putnam Investments

NEW YORK, November 8, 2007 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the third quarter and nine months ended September 30, 2007.

In the quarter, consolidated revenue was $2.8 billion, up 10 percent from the third quarter of 2006, or 6 percent on an underlying basis. Income from continuing operations was $80 million, or $.15 per share, compared with $133 million, or $.24 per share, last year. Discrete tax items negatively impacted earnings per share from continuing operations by $.04 in the current year quarter.

Income from discontinued operations, net of tax, was $1.9 billion, or $3.45 per share, compared with $43 million, or $.07 per share, last year. These results reflect the gain on the sale of Putnam Investments on August 3, 2007, as well as $.02 per share attributable to Putnam’s operations in July 2007.

Net income was $1.9 billion, or $3.60 per share, compared with $176 million, or $.31 per share, last year. Noteworthy items, described in the attached supplemental schedules, reduced earnings per share by $.04 in the third quarter of 2007, compared with a reduction of $.06 in the third quarter of 2006.

For the nine months ended September 30, 2007, consolidated revenue of $8.4 billion increased 7 percent from $7.8 billion in the year-ago period, or 3 percent on an underlying basis. Income from continuing operations was $448 million, or $.81 per share, a decrease of 3 percent from $464 million, or $.84 per share, in the year-ago period. Income from discontinued operations, net of tax, was $1.9 billion, or $3.50 per share, compared with $300 million, or $.52 per share, last year, reflecting gains on the Putnam transaction in the third quarter of 2007 and the sale of Sedgwick Claims Management Services in the first quarter of 2006. Net income was $2.4 billion, or $4.31 per share, compared with $764 million, or $1.36 per share, last year.

“Despite continued strong performance in our consulting businesses, MMC’s third-quarter results were significantly impacted by unacceptable financial performance in our insurance broking business. We have changed the leadership at Marsh and are taking comprehensive actions to improve profitability,” said Michael G. Cherkasky, president and chief executive officer of MMC. “New business in insurance and reinsurance broking compensated for extremely soft market conditions. Mercer and Oliver Wyman continued to perform at exceptional levels, producing strong revenue and earnings growth, while Kroll’s underlying revenue growth was 11 percent.”

Risk and Insurance Services

Risk and insurance services revenue in the third quarter was $1.3 billion, an increase of 6 percent from the third quarter of 2006 or 2 percent on an underlying basis. Operating income declined in the quarter to $65 million from $143 million a year ago. Expenses rose in the quarter due to the effects of foreign exchange; incentive compensation accruals for professional staff at Marsh and incremental expenses relating to the departure of Marsh’s former CEO; the effect of favorable professional liability experience in the third quarter of 2006; and costs associated with Marsh’s advertising campaign initiated in the spring of 2007.

In the quarter, Marsh’s revenue was $1 billion, up 3 percent from last year on a reported basis, and a decline of 1 percent on an underlying basis. Premium rate declines in the commercial insurance marketplace continued to accelerate in the third quarter, contributing to a sequential quarterly decline in client retention rates. Geographically, revenue included $598 million in the Americas, an increase of 1 percent from the prior year; $345 million in EMEA, up 5 percent; and $96 million in Asia Pacific, an increase of 10 percent. Marsh’s new business increased for the sixth consecutive quarter.

Guy Carpenter’s third quarter revenue was $226 million, representing 5 percent growth from the prior year’s quarter on a reported basis and 4 percent growth on an underlying basis. This growth, which was primarily due to continued strong new business, was achieved despite a significant decline in U.S. property catastrophe premium rates as well as higher risk retention by clients.

Risk Capital Holdings had revenue of $74 million in the third quarter, compared with $45 million in the same period of 2006. This revenue was predominantly due to higher mark-to-market gains arising from private equity investments. No investments were sold in the quarter.

For the nine months ended September 30, 2007, revenue for the risk and insurance services segment was $4.2 billion, an increase of 3 percent from the year-ago period. Marsh’s revenue rose 1 percent from last year to $3.3 billion, and Guy Carpenter’s revenue rose 4 percent to $735 million. Underlying revenue for the segment was unchanged from the prior year.

Consulting

MMC’s consulting segment revenue grew 14 percent to $1.2 billion in the third quarter on a reported basis, and 9 percent on an underlying basis. The segment’s operating income grew to $148 million from $112 million last year.

Mercer increased revenue 11 percent to $844 million in the third quarter, and 7 percent on an underlying basis. This growth was achieved throughout Mercer’s operations: retirement and investment had $307 million of revenue, an increase of 13 percent; health and benefits, $197 million, or 4 percent growth; outsourcing, $187 million, grew 14 percent; and talent, $128 million, increased 11 percent.

The strong demand for consulting services offered by the Oliver Wyman Group continued for the fourth year in a row. Oliver Wyman grew revenue 23 percent to $374 million in the third quarter, or 17 percent on an underlying basis. Management, economic and brand consulting all produced double-digit revenue growth.

For the nine months ended September 30, 2007, the consulting segment generated revenue of $3.6 billion, a 14 percent increase over last year. Mercer increased revenue by 10 percent to $2.5 billion, and Oliver Wyman grew revenue 25 percent to $1.1 billion.

Risk Consulting and Technology

Kroll’s revenue was $260 million in the third quarter, an increase of 9 percent from the year-ago quarter, or 11 percent on an underlying basis. Operating income at Kroll was $31 million in the quarter, compared with $38 million last year. This decline was largely attributable to higher compensation expense in the corporate advisory and restructuring business to retain key professional staff in anticipation of future increased activity.

Quarterly revenue in Kroll’s technology operations increased 14 percent to $147 million, led by the Kroll Ontrack legal technology unit and Kroll’s background screening business. Revenue in Kroll’s consulting operations rose 4 percent, to $113 million.

For the nine months ended September 30, 2007, Kroll’s revenue was $746 million, up 1 percent, or 2 percent on an underlying basis. Technology revenue increased 11 percent to $420 million, while consulting was down 9 percent to $326 million. The decline in Kroll’s consulting revenue primarily reflects a significant reduction in client success fees for completed engagements compared to those received in 2006.

Other Items

On August 3, 2007, Great-West Lifeco, a financial holding company controlled by Power Financial Corp., completed its purchase of Putnam for $3.9 billion in cash. Following the tax payments on the transaction that MMC expects to make in the fourth quarter of 2007, the cash proceeds to MMC after minority interest should approach $2.5 billion.

MMC’s tax rate on ongoing operations was 32 percent for the third quarter of 2007. The effective tax rate in the quarter primarily reflects the unfavorable impact of tax rate changes in certain international jurisdictions.

On August 24, 2007, MMC entered into an $800 million accelerated share repurchase transaction and received an initial 21 million shares of its common stock, with the remaining shares to be received upon the transaction’s completion. In July 2007, MMC completed a previously announced $500 million accelerated share repurchase transaction, under which it repurchased a total of 16 million shares. Primarily as a result of these two repurchase transactions, MMC’s average diluted shares outstanding decreased from 558 million in the second quarter of 2007 to 540 million in the third quarter. A further reduction of average shares outstanding will occur in the fourth quarter.

MMC’s cash position at the end of the third quarter was $2.8 billion, increasing from $1.1 billion at the end of the second quarter. Debt decreased to $3.9 billion from $4.9 billion. These changes were primarily attributable to the receipt of proceeds from the Putnam transaction, partially offset by the funding of the $800 million share repurchase in the third quarter.

Conference Call

A conference call to discuss third quarter 2007 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877-723-9520. Callers from outside the United States should dial 719-325-4831. The access code for both numbers is 4218483. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC (Marsh & McLennan Companies) is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 55,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: future actions by regulators; the outcome of contingencies; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of restructuring and other cost-saving initiatives; share repurchase programs; the expected impact of acquisitions and dispositions; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of litigation and regulatory proceedings described in the notes to our financial statements;

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;

•	our ability to retain existing clients and attract new business, and our ability to retain key employees;

•	revenue fluctuations in risk and insurance services relating to the effect of new and lost business production and the timing of policy inception dates;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;

•	our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;

•	fluctuations in the value of Risk Capital Holdings’ investments;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	the impact on our operating results of foreign exchange fluctuations;

•

changes in applicable tax or accounting requirements, and potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”); and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s annual report on Form 10-K for the year ended December 31, 2006.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Service Revenue	$2,718	$2,486	$8,269	$7,715
Investment Income (Loss)	76	46	156	125
Total Revenue	2,794	2,532	8,425	7,840

Expense:
Compensation and Benefits	1,790	1,589	5,159	4,816
Other Operating Expenses	810	699	2,412	2,180
Total Expense	2,600	2,288	7,571	6,996

Operating Income	194	244	854	844

Interest Income	30	15	64	42

Interest Expense	(65)	(75)	(211)	(231)

Income Before Income Taxes and Minority Interest Expense	159	184	707	655

Income Taxes	75	48	251	185

Minority Interest Expense, Net of Tax	4	3	8	6

Income from Continuing Operations	80	133	448	464

Discontinued Operations, Net of Tax	1,865	43	1,942	300

Net Income	$1,945	$ 176	$2,390	$ 764

Basic Net Income Per Share – Continuing Operations	$ 0.15	$ 0.24	$ 0.82	$ 0.85
– Net Income	$ 3.64	$ 0.32	$ 4.39	$ 1.39

Diluted Net Income Per Share – Continuing Operations	$ 0.15	$ 0.24	$ 0.81	$ 0.84
– Net Income	$ 3.60	$ 0.31	$ 4.31	$ 1.36

Average Number of Shares Outstanding – Basic	534	550	545	549
– Diluted	540	554	553	555

Shares Outstanding at 9/30	520	551	520	551

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Three Months Ended (Millions) (Unaudited)

				Components of Revenue Change
	Three Months Ended September 30,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 1,039	$ 1,009	3%	3%	1%	(1)%
Reinsurance Services	226	214	5%	1%	–	4%
Risk Capital Holdings	74	45	66%	–	–	66%

Total Risk and Insurance Services	1,339	1,268	6%	3%	1%	2%

Consulting
Mercer	844	762	11%	4%	–	7%
Oliver Wyman Group	374	304	23%	4%	2%	17%

Total Consulting	1,218	1,066	14%	4%	1%	9%

Risk Consulting & Technology	260	239	9%	2%	(4)%	11%

Total Operating Segments	2,817	2,573	10%	4%	–	6%
Corporate Eliminations	(23)	(41)

Total Revenue	$ 2,794	$ 2,532	10%	4%	–	6%

Revenue Details

The following table provides more detailed revenue information for certain of the components above:

	Three Months Ended September 30,		% Change GAAP
	2007	2006	Revenue
Insurance Services:
Americas	$ 598	$ 594	1%
EMEA	345	329	5%
Asia Pacific	96	86	10%

Total Insurance Services	$1,039	$1,009	3%

Mercer:
Retirement and Investment	$ 307	$ 271	13%
Health and Benefits	197	189	4%
Outsourcing	187	165	14%
Talent	128	115	11%
Reimbursed Expenses	25	22	N/A

Total Mercer	$ 844	$ 762	11%

Risk Consulting & Technology:
Technology	$ 147	$ 129	14%
Consulting	113	110	4%

Total Risk Consulting & Technology	$ 260	$ 239	9%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $53 million and $50 million for the three months ended September 30, 2007 and 2006, respectively.

Revenue includes net investment income (loss) of $76 and $46 million for Risk and Insurance Services for the three months ended September 30, 2007 and 2006, respectively.

Risk Capital Holdings owns investments in private equity funds and insurance and financial services firms.

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Nine Months Ended (Millions) (Unaudited)

				Components of Revenue Change
	Nine Months Ended September 30,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 3,305	$3,261	1%	3%	–	(2)%
Reinsurance Services	735	709	4%	2%	–	2%
Risk Capital Holdings	155	119	31%	–	–	31%

Total Risk and Insurance Services	4,195	4,089	3%	3%	–	–

Consulting
Mercer	2,486	2,252	10%	4%	–	6%
Oliver Wyman Group	1,079	863	25%	4%	4%	17%

Total Consulting	3,565	3,115	14%	4%	1%	9%

Risk Consulting & Technology	746	738	1%	2%	(3)%	2%

Total Operating Segments	8,506	7,942	7%	3%	1%	3%

Corporate Eliminations	(81)	(102)

Total Revenue	$ 8,425	$ 7,840	7%	3%	1%	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components above:

	Nine Months Ended September 30,		% Change GAAP
	2007	2006	Revenue
Insurance Services:
Americas	$ 1,765	$ 1,796	(2)%
EMEA	1,261	1,215	4%
Asia Pacific	279	250	11%

Total Insurance Services	$ 3,305	$ 3,261	1%

Mercer:
Retirement and Investment	$ 945	$841	12%
Health and Benefits	579	555	4%
Outsourcing	548	480	14%
Talent	341	315	8%
Reimbursed Expenses	73	61	N/A

Total Mercer	$ 2,486	$ 2,252	10%

Risk Consulting & Technology:
Technology	$ 420	$ 377	11%
Consulting	326	361	(9)%

Total Risk Consulting & Technology	$ 746	$ 738	1%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Insurance Services revenue includes market service revenue of $3 million and $43 million for the nine months ended September 30, 2007 and 2006, respectively. The decline in market services revenue primarily impacted revenues in the Americas.

Interest income on fiduciary funds amounted to $149 million and $135 million for the nine months ended September 30, 2007 and 2006, respectively.

Revenue includes net investment income (loss) of $156 and $124 million for Risk and Insurance Services and $0 million and $1 million for Consulting for the nine months ended September 30, 2007 and 2006, respectively.

Marsh & McLennan Companies, Inc. Supplemental Information (Millions) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Risk and Insurance Services	$ 1,339	$ 1,268	$ 4,195	$ 4,089
Consulting	1,218	1,066	3,565	3,115
Risk Consulting & Technology	260	239	746	738

	2,817	2,573	8,506	7,942
Corporate Eliminations	(23)	(41)	(81)	(102)

	$ 2,794	$ 2,532	$ 8,425	$ 7,840

Operating Income (Loss):
Risk and Insurance Services	$ 65	$ 143	$ 449	$ 550
Consulting	148	112	445	349
Risk Consulting & Technology	31	38	89	104
Corporate	(50)	(49)	(129)	(159)

	$ 194	$ 244	$ 854	$ 844

Segment Operating Margins:
Risk and Insurance Services	4.9%	11.3%	10.7%	13.5%
Consulting	12.2%	10.5%	12.5%	11.2%
Risk Consulting & Technology	11.9%	15.9%	11.9%	14.1%
Consolidated Operating Margin	6.9%	9.6%	10.1%	10.8%
Pretax Margin	5.7%	7.3%	8.4%	8.4%
Effective Tax Rate	47.2%	26.1%	35.5%	28.2%

Marsh & McLennan Companies, Inc.
Supplemental Information- Continuing Operations
(Millions) (Unaudited)

Significant Items Impacting the Comparability of Financial Results:

The year-over-year comparability of MMC’s financial results for the third quarter and nine months ended September 30 are affected by a number of noteworthy items. The following table identifies the impact of noteworthy items on segment and consolidated operating income for the periods indicated.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate & Eliminations	Total

Three Months Ended September 30, 2007

Restructuring Charges (a)	$ 3	$ –	$ –	$ 11	$ 14
Accelerated Amortization/Depreciation	1	1	–	1	3
Settlement, Legal and Regulatory (b)	12	–	–	–	12
Other	–	–	–	–	–

Total Impact in the Period	$ 16	$ 1	$ –	$ 12	$ 29

Three Months Ended September 30, 2006

Restructuring Charges (a)	$ 18	$ 18	$ 1	$ 4	$ 41
Accelerated Amortization/Depreciation	2	–	–	3	5
Settlement, Legal and Regulatory (b)	11	–	–	–	11

Total Impact in the Period	$ 31	$ 18	$ 1	$ 7	$ 57

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate & Eliminations	Total

Nine Months Ended September 30, 2007

Restructuring Charges (a)	$ 31	$ 1	$ –	$ 22	$ 54
Accelerated Amortization/Depreciation	9	6	–	4	19
Settlement, Legal and Regulatory (b)	38	–	–	–	38
Other (c)	–	–	–	(14)	(14)

Total Impact in the Period	$ 78	$ 7	$ –	$ 12	$ 97

Nine Months Ended September 30, 2006

Restructuring Charges (a)	$ 63	$ 17	$ 1	$ 31	$ 112
Accelerated Amortization/Depreciation	23	–	–	6	29
Settlement, Legal and Regulatory (b)	32	–	–	–	32

Total Impact in the Period	$ 118	$ 17	$ 1	$ 37	$ 173

Notes
(a) Primarily includes severance and related charges, costs for future rent and other costs for real estate costs, and fees related to cost reduction initiatives.

(b)  Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees incurred.

(c) Represents an accrual adjustment related to the separation of former MMC senior executives.
The above schedules exclude incremental costs of $13 million related to the departure of Marsh's former CEO in the third quarter of 2007.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,819	$2,015
Net receivables	3,001	2,718
Assets of discontinued operations	–	1,921
Other current assets	332	322

Total current assets	6,152	6,976
Goodwill and intangible assets	7,756	7,595
Fixed assets, net	983	990
Long-term investments	96	124
Pension related asset	713	613
Other assets	1,843	1,839

TOTAL ASSETS	$17,543	$18,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$262	$1,111
Accounts payable and accrued liabilities	1,596	2,486
Regulatory settlements - current portion	176	178
Accrued compensation and employee benefits	1,073	1,230
Liabilities of discontinued operations	–	782
Accrued income taxes	967	131
Dividends payable	99	–

Total current liabilities	4,173	5,918
Fiduciary liabilities	3,454	3,587
Less - cash and investments held in
a fiduciary capacity	(3,454)	(3,587)

	-	-
Long-term debt	3,607	3,860
Regulatory settlements	–	173
Pension, postretirement and postemployment benefits	1,014	1,085
Liabilities for errors and omissions	632	624
Other liabilities	1,195	658

Total stockholders' equity	6,922	5,819

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,543	$18,137

Marsh & McLennan Companies, Inc.
Supplemental Information- Discontinued Operations
(Millions) (Unaudited)

On January 31, 2007, MMC entered into a stock purchase agreement with Great-West Lifeco ("GWL"), a financial holding company controlled by Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam. The transaction closed on August 3, 2007. The gain on the transaction and Putnam's results of operations were reported as discontinued operations in MMC‘s consolidated statements of income. The amounts reported in 2007 include Putnam's results through August 2, 2007.

In 2006, MMC sold its majority interest in Sedgwick Claims Management Services; Price Forbes, its U.K.-based insurance wholesale operation; and Kroll Security International. The net gains on these disposals, as well as their results of operations, are reported as discontinued operations in MMC‘s consolidated statements of income.

Summarized Statements of Income data for discontinued operations is as follows:
	Three Months Ended September 30,
	2007	2006
Putnam:
Revenue	$ 112	$ 342
Expense	90	266

Net operating income	22	76
Other discontinued operations - Income before provision for income tax	–	5
Provision for income tax	10	30

Income from discontinued operations, net of tax	12	51

Gain (loss) on disposal of discontinued operations	2,970	(8)
Provision for income tax	1,117	–

Gain on disposal of discontinued operations, net of tax	1,853	(8)

Discontinued operations, net of tax
	$1,865	$ 43

	Nine Months Ended September 30,
	2007	2006
Putnam:
Revenue	$ 798	$1,026
Expense	636	810

Net operating income	162	216
Other discontinued operations – Income before provision for income tax	(2)	4
Provision for income tax	71	88

Income from discontinued operations, net of tax	89	132

Gain on disposal of discontinued operations	2,970	298
Provision for income tax	1,117	130

Gain on disposal of discontinued operations, net of tax	1,853	168

Discontinued operations, net of tax
	$1,942	$ 300

Putnam's results for the three months and nine months ended September 30, 2006 include credits of $0 million and $7 million, respectively, that were reflected in the schedule of noteworthy items in the prior year's earnings release.